Exhibit 99.1
SINA Reports Fourth Quarter and Fiscal Year 2005 Financial Results

Shanghai, China— (PR Newswire)—February 22, 2006—SINA Corporation (Nasdaq: SINA), a leading online media company and mobile value-added service (MVAS) provider for China and for the global Chinese communities, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2005.
Fourth Quarter 2005 Highlights
■ Net revenues of $52.0 million decreased 9% year-over-year and increased 5% quarter-over-quarter.

■ Advertising revenues of $25.0 million grew 37% year-over-year and 9% quarter-over-quarter.

■ Non-advertising revenues of $26.9 million decreased 30% year-over-year and increased 1% quarter-over-quarter.

■ U.S. GAAP net income of $13.8 million, or $0.24 diluted net income per share.

■ Non-GAAP net income of $12.4 million, or $0.21 non-GAAP diluted net income per share. The Company’s revised non-GAAP net income target range for the fourth quarter 2005 was $12.0 to $13.0 million.
Fiscal 2005 Highlights
■ Net revenues of $193.6 million decreased 3% year-over-year.

■ Advertising revenues of $85.0 million grew 30% year-over-year.

■ Non-advertising revenues of $108.6 million decreased 19% year-over-year.

■ U.S. GAAP net income of $43.1 million, or $0.75 diluted net income per share.

■ Non-GAAP net income of $46.4 million, or $0.79 non-GAAP diluted net income per share.
“We are proud of another record revenue quarter in our advertising business and are pleased with our overall 2005 results in light of the continued challenging environment surrounding the mobile value-added service sector in China,” said Wang Yan, CEO of SINA.
Financial Results
For the fourth quarter of 2005, SINA reported net revenues of $52.0 million, compared to $56.9 million in the same period last year and $49.6 million last quarter. For fiscal 2005, SINA reported net revenues of $193.6 million, compared to $200.0 million in 2004.
Advertising revenues totaled $25.0 million for the fourth quarter of 2005, representing a 37% increase from the same period last year and a 9% increase from last quarter. Advertising revenues in the fourth quarter of 2005 represented 48% of the Company’s total revenues. For 2005, advertising revenues totaled $85.0 million, a 30% increase from 2004.
Non-advertising revenues for the fourth quarter of 2005 totaled $26.9 million, a 30% decrease from the same period in 2004 and a 1% increase over the previous quarter. Revenues from MVAS for the fourth quarter of 2005 were $24.8 million, representing a decrease of 31% from the same period in 2004 and an increase of 3% from last quarter. Revenues from SMS products contributed to most of the year-over-year decline in MVAS revenues, dropping 37% year-over-year to $18.2 million in the fourth quarter of 2005. Non-advertising revenues for 2005 amounted to $108.6 million, a 19% decrease from 2004. MVAS revenues for 2005 totaled $98.1 million, declining 21% year-over-year mostly from SMS and MMS.
Gross margin for the fourth quarter of 2005 was 66%, down from 68% in the same period last year and last quarter. Advertising gross margin for the fourth quarter of 2005 was 69%, compared to the same margin in the same period last year and 68% in the previous quarter. MVAS gross margin for the fourth quarter of 2005 was 62%, compared to 67% for the same period in 2004 and 66% for last quarter. The decline in MVAS gross margin was primarily a result of increased transmission costs paid to mobile operators and increased costs for content acquisition. MVAS gross margin for 2005 was 66%, compared to 69% in 2004.
Operating expenses for the fourth quarter of 2005 totaled $23.3 million, an increase of 9% from the same period last year and a decrease of 4% from the previous quarter. Operating expenses for 2005 were $88.9 million, a 29% increase from $69.1 million in 2004. The year-over-year increase was primarily due to increased marketing spending to promote MVAS as well as higher spending in product development related to search, email and instant messenger.
Net income for the fourth quarter of 2005 was $13.8 million, compared to $17.4 million in the same period last year and $9.1 million last quarter. Net income for the fourth quarter of 2005 included a gain of $2.6 million from the sale of the Company’s shares in 1Pai.com, an online auction joint venture with Yahoo! Inc. Diluted net income per share for the fourth quarter of 2005 was $0.24, compared to $0.30 in the same period last year and $0.16 last quarter. Non-GAAP net income for the fourth quarter of 2005 totaled $12.4 million, compared to $18.4 million in the same period last year and $10.0 million in the previous quarter. Non-GAAP diluted net income per share was $0.21, compared to $0.31 in the same period last year and $0.17 last quarter.
Net income for 2005 totaled $43.1 million, or $0.75 diluted net income per share, compared to $66.0 million, or $1.15 diluted net income per share, in 2004. Non-GAAP net income for 2005 totaled $46.4 million, or $0.79 non-GAAP diluted net income per share, compared to $71.6 million, or $1.23 non-GAAP diluted net income per share, in 2004.
As of December 31, 2005, SINA’s cash, cash equivalents and investments in marketable securities totaled $300.7 million, compared to $275.6 million and $288.6 million as of December 31, 2004 and September 30, 2005, respectively. Cash flow from operating activities for the fourth quarter of 2005 was $14.4 million. For 2005, cash flow from operating activities was $58.3 million.
Other Developments
As part of the original agreement relating to the acquisition of Crillion Corporation, the Company is obligated to pay additional consideration to the previous shareholders of Crillion Corporation for reaching certain 2005 earnings targets. An additional consideration of $15.4 million was accrued and charged to goodwill as of December 31, 2005.

Business Outlook
The Company estimates that its total revenues for the first quarter of 2006 to be between $44.5 million and $46.5 million, with advertising revenues to be between $21.5 million and $22.5 million, non-advertising revenues to be between $23.0 million and $24.0 million. Non-GAAP net income for the first quarter of 2006 is projected to be between $8.5 million and $9.5 million.
The Company expects the applicable effective tax rate to be approximately 7% for 2006. In addition, starting in the first quarter of 2006, the Company will begin expensing costs related to employee stock compensation due to the adoption of the Statement of Financial Accounting Standard 123R, “Share-Based Payment.” Based on unvested shares as of the end of 2005, and excluding any new shares that may be granted, the Company estimates that the impact to the first quarter of 2006 would be in the range of $1.5 to $1.6 million. Expenses related to employee stock compensation will be excluded from the Company’s non-GAAP net income presentation.
Non-GAAP Measures
To supplement the unaudited consolidated financial statements presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP measures of income from operations, net income and net income per share, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future.
Reconciliations of the Company’s non-GAAP financial measures to the nearest GAAP financial measures are set forth after the “Unaudited Consolidated Statements of Operations” included with this release.
The Company’s non-GAAP income from operations excludes, as applicable, the amortization and write-off of intangibles. Non-GAAP net income and non-GAAP net income per share exclude, as applicable, the amortization and write-off of intangibles, amortization of convertible debt issuance cost, gain and loss on investment, and gain and loss from the sale of a business. The Company believes these non-GAAP financial measures provide useful information to both management and investors as they exclude certain expenses, gains and losses (i) that are not expected to result in future cash payments or (ii) that are non-recurring in nature or may not be indicative of our core operating results. In addition, because the Company has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.
The Company’s management believes excluding the non-cash amortization and write-off expense of intangible assets resulting from business acquisitions from its non-GAAP financial measures of income from operations and net income and excluding the non-cash amortization and write-off expense of intangible assets resulting from equity-method investments from its non-GAAP financial measure of net income are useful for itself and investors because they enable a more meaningful comparison of the Company’s cash earnings and performance between reporting periods. In addition, such charges will not result in cash settlement in the future.
The Company’s management believes excluding non-cash amortization expense of issuance cost relating to convertible bonds from its non-GAAP financial measure of net income is useful for itself and investors as such expense does not have any impact on cash earnings.
The Company’s management believes excluding gains and losses on investment from its non-GAAP financial measure of net income is useful for itself and investors because the Company does not typically invest in common stock of other companies. Therefore, these charges are otherwise unrelated to the Company’s ongoing business operations.
The Company’s management believes excluding gains and losses on the sale of a business from its non-GAAP financial measure of net income is useful for itself and investors because such gains and losses are not indicative of the Company’s core operating results.
Conference Call
SINA will host a conference call at 8:00 p.m. Eastern Time today to present an overview of the Company’s financial performance and business operations for the fourth quarter and fiscal year ended December 31, 2005. The dial-in number for the call is 617-213-8050. The pass code is 17318429. A live Webcast of the call will be available from 8:00 p.m. – 9:00 p.m. ET on Wednesday, February 22, 2006 (9:00 a.m. – 10:00 a.m. Beijing Time on February 23, 2006).
The call can be accessed through SINA’s corporate web site at http://corp.sina.com. The call will be archived for 12 months on SINA’s corporate web site at http://corp.sina.com. A replay of the conference call will be available through February 28, 2006 at midnight eastern time. The dial-in number is 617-801-6888. The pass code for the replay is 84887900.
About SINA
SINA Corporation (NASDAQ: SINA) is a leading online media company and value-added information service (VAS) provider for China and for global Chinese communities. With a branded network of localized web sites targeting Greater China and overseas Chinese, SINA provides services through five major business lines including SINA.com (online news and content), SINA Mobile (mobile value-added services), SINA Online (community-based services and games), SINA.net (search and enterprise services) and SINA E-Commerce (online shopping). Together these provide an array of services including region-focused online portals, mobile value-added services, search and directory, interest-based and community-building channels, free and premium email, online games, virtual ISP, classified listings, fee-based services, e-commerce and enterprise e-solutions.
Safe Harbor Statement
This announcement contains forward-looking statements concerning SINA’s expected financial performance (as described without limitation in quotations from management in this press release) and SINA’s strategic and operational plans. SINA may also make forward-looking statements in our periodic reports to the U.S. Securities and Exchange Commission on Forms 10-K, 10-Q, 8-K, etc., in

its annual report to shareholders, in its proxy statements, in its offering circulars and prospectuses, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. SINA assumes no obligation to update the forward-looking statements in this release and elsewhere. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SINA’s historical losses, its limited operating history, the uncertain regulatory landscape in the People’s Republic of China, the effect of the notice issued by the Chinese State Administration of Radio, Film and Television in late January 2005 on the Company’s revenues from usage-based SMS products promoted via direct advertisement on radio and television, the Company’s ability to develop and market other usage-based SMS products, fluctuations in quarterly operating results, the Company’s reliance on MVAS and online advertising sales for a majority of its revenues, the Company’s reliance on mobile operators in China to provide MVAS, the changes in January 2005 by China Mobile to its billing process for undelivered MMS services and the effect of such changes on the Company’s MMS revenues, the migration by China Mobile of MMS onto MISC platform and the effect of such migration on the Company’s MMS revenues, any failure to successfully develop and introduce new products and any failure to successfully integrate acquired businesses. Further information regarding these and other risks is included in SINA’s Annual Report on Form 10-K for the year ended December 31, 2004 and its recent quarterly reports on Form 10-Q, as well as in its other filings with the Securities and Exchange Commission.
Contact:
SINA Corporation
Chen Fu, (86-21) 62895678 ext. 6089
fuchen@staff.sina.com
or
The Ruth Group
Denise Roche, 646/536-7008
droche@theruthgroup.com

SINA CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. Dollar in thousands, except per share data)

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
	2005	2004	2005	2005	2004

Net revenues
Advertising	$25,010	$18,271	$22,968	$84,999	$65,417
Non-advertising	26,940	38,628	26,656	108,553	134,570

	51,950	56,899	49,624	193,552	199,987

Cost of revenues
Advertising	7,782	5,750	7,410	27,627	22,187
Non-advertising	9,976	12,183	8,670	35,480	39,424

	17,758	17,933	16,080	63,107	61,611

Gross profit	34,192	38,966	33,544	130,445	138,376

Operating expenses
Sales and marketing	13,753	12,769	15,735	51,690	39,585
Product development	4,230	3,204	3,816	15,268	10,355
General and administrative	4,835	4,399	4,210	18,820	15,619
Amortization of intangibles	475	1,041	602	3,159	3,492

	23,293	21,413	24,363	88,937	69,051

Income from operations	10,899	17,553	9,181	41,508	69,325

Other income, net	1,757	1,543	1,698	6,551	5,139
Amortization of convertible debt issuance cost	(171)	(171)	(172)	(685)	(685)
Gain on sale of business	2,649	—	1,487	4,136	—
Gain (loss) on investments, net	(435)	226	(1,458)	(3,175)	(1,390)
Loss on equity investments	(390)	(994)	(996)	(2,810)	(3,165)

Income before income taxes	14,309	18,157	9,740	45,525	69,224

Provision for income taxes	(550)	(724)	(647)	(2,410)	(3,228)

Net income	$13,759	$17,433	$9,093	$43,115	$65,996

Shares used in computing basic net income per share	53,180	50,967	53,099	52,455	50,274

Basic net income per share	0.26	0.35	0.17	0.82	1.33

Shares used in computing diluted net income per share	58,631	58,729	58,774	58,667	58,204

Diluted net income per share	$0.24	$0.30	$0.16	$0.75	$1.15

Net income used for diluted net income per share calculation

Net income	$13,759	$17,433	$9,093	$43,115	$65,996

Amortization of convertible debt issuance cost	171	171	172	685	685

Net income used for diluted net income per share calculation	$13,930	$17,604	$9,265	$43,800	$66,681

SINA CORPORATION
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(U.S. Dollar in thousands, except per share data)

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
	2005	2004	2005	2005	2004

GAAP income from operations	$10,899	$17,553	$9,181	$41,508	$69,325
Amortization of intangibles	475	1,041	602	3,159	3,492

Non-GAAP income from operations	$11,374	$18,594	$9,783	$44,667	$72,817

GAAP net income	$13,759	$17,433	$9,093	$43,115	$65,996
Amortization of intangibles	651	1,041	793	3,526	3,492
Amortization of convertible debt issuance cost	171	171	172	685	685
Gain on sale of business	(2,649)	—	(1,487)	(4,136)	—
Gain (loss) on investments, net	435	(226)	1,458	3,175	1,390

Non-GAAP net income	$12,367	$18,419	$10,029	$46,365	$71,563

Shares used in computing basic net income per share	53,180	50,967	53,099	52,455	50,274

Non-GAAP basic net income per share	$0.23	$0.36	$0.19	$0.88	$1.42

Shares used in computing diluted net income per share	58,631	58,729	58,774	58,667	58,204

Non-GAAP diluted net income per share	$0.21	$0.31	$0.17	$0.79	$1.23

SINA CORPORATION
UNAUDITED SEGMENT INFORMATION
(U.S. Dollar in thousands)

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
	2005	2004	2005	2005	2004

Net revenues
Advertising	$25,010	$18,271	$22,968	$84,999	$65,417
Mobile related	24,803	35,747	24,134	98,070	123,954
Others	2,137	2,881	2,522	10,483	10,616

	$51,950	$56,899	$49,624	$193,552	$199,987

Cost of revenues
Advertising	$7,782	$5,750	$7,410	$27,627	$22,187
Mobile related	9,491	11,814	8,279	33,814	38,277
Others	485	369	391	1,666	1,147

	$17,758	$17,933	$16,080	$63,107	$61,611

SINA CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollar in thousands)

	December 31,	December 31,
	2005	2004
Assets
Cash, cash equivalents and investments in marketable securities	$300,689	$275,635
Accounts receivable, net	33,940	39,942
Property and equipment, net	22,207	16,152
Long-term investments	3,977	10,009
Goodwill and intangible assets, net	94,949	74,390
Other assets	15,554	14,297

Total assets	$471,316	$430,425

Liabilities and Shareholders’ Equity
Liabilities	$49,099	$77,080
Convertible Debt	100,000	100,000
Shareholders’ equity	322,217	253,345

Total liabilities and shareholders’ equity	$471,316	$430,425